EXHIBIT 10.5

   LOMAS                                                 Lomas Mortgage USA
                                                           A member of the
                                                        Lomas Financial Group

                                                         1600 Viceroy Drive
                                                         Dallas, Texas  75235




   March 31, 1995



   Gary Kell
   Lomas Mortgage USA, Inc.
   1600 Viceroy Drive
   Dallas, Texas 75235

   Dear Gary:

   As you are aware, in a letter dated March 1, 1994 (the "Protection Letter"), Lomas Mortgage USA, Inc. (the "Company") agreed to provide you with a severance benefit if you were involuntarily terminated without cause. Included within the concept of involuntarily terminated without cause was "constructive discharge," which as defined, means, among other things, "a material reduction in your job function, duties or responsibilities..."

   As we have discussed, it is important to the Company and its future that you devote your undivided attention to the production side of the Company's business. Accordingly, upon your execution of this letter, the servicing side of the Company's business will report to me in accordance with the following:

        (1) all of production will be assigned to you or your direct reports;

        (2) all of servicing will be assigned to me or my direct reports; and

        (3) effective the earlier of June 30, 1996 or the day I cease to be Chief Executive Officer of the Company, you will be restored to the job function, duties and responsibilities you held on the date of the Protection Letter.

   Notwithstanding any other provision of the Protection Letter to the contrary, if you agree to the provisions of this letter, you will not be deemed to have waived your right to assert "constructive discharge" under the Protection Letter if you are not restored to your job functions, duties and responsibilities in accordance with clause (3) above.
   As you know, a portion of your incentive compensation for the fiscal years ended June 30, 1991, 1992, 1993 and 1994 has been deferred pursuant to letter agreements between the Company and you dated August 22, 1991, July 1, 1992, August 24, 1993 and July 19, 1994 (collectively, the "Deferred Incentive Compensation Agreements"). As additional consideration for your signing this letter, pursuant to the Deferred Incentive Compensation Agreements and the Protection Letter, you will be paid, subject to continued employment as described in the Protection Letter, the following amounts (representing the unpaid amounts due under the Deferred Incentive Compensation Agreements) on the dates indicated:

                  Payment Date                Amount
                  ------------             -----------
                  July 1, 1995             $232,652.96
                  July 1, 1996             $139,591.77
                  July 1, 1997             $ 93,061.19

   Except as amended by the terms of this letter, the Protection
   Letter remains in full force and effect.

   Please indicate your agreement with the provisions of this letter by signing in the space indicated below.

   Sincerely,

   /s/ ERIC BOOTH
   ----------------------------------
   Eric Booth
   Chairman & Chief Executive Officer



   Accepted and Agreed to:


   /s/ GARY KELL
   ----------------------------------
   Gary Kell